Exhibit 10.14

EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (“Agreement”) is made and entered into on March 21, 2003, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and Northern Westchester Hospital Center, a not for profit corporation (“Hospital”), with reference to the following facts:

RECITALS

WHEREAS, Hospital wants to lease a Leksell Stereotactic Gamma Unit, model C with Automatic Positioning System manufactured by Elekta Instruments, Inc., (hereinafter referred to as the “Equipment”); and

WHEREAS, GKF is willing to lease the Equipment which GKF has acquired from Elekta Instruments, Inc., a Georgia corporation (hereinafter referred to as “Elekta”), to Hospital, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment. The Equipment to be leased to Hospital pursuant to this Agreement shall include the Gamma Knife technology as specified in Exhibit 1, including all hardware and software related thereto.

2. LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta shall enter into that certain LGK Agreement (the “LGK Agreement”), a copy of which is attached hereto as Exhibit 1. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.

3. Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Gamma Knife procedure (the “First Procedure Date”) at the Site. Hospital’s obligation to make the rental payments to GKF for the Equipment described in Section 8 below shall commence as of the date of performance of the first clinical Gamma Knife procedure (the “First Procedure Date)”.

4.  User License.

4.1 Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. The effectiveness of the agreement is subject to the prior approval of the installation of the Equipment by the New York State Department of Health and the satisfaction by the Hospital of all its remaining obligations to obtain approvals set forth in this Section 4. Hospital, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment.

5.  Delivery of Equipment; Site.

5.1 GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to Hospital at 400 East Main Street Mt. Kisco NY (the “Site”) on or prior to the delivery date agreed upon by Hospital and Elekta in writing. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.

5.2 Hospital, at its cost and expense, shall provide a safe, convenient and properly prepared Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit B to the LGK Agreement) (collectively the “Site Planning Criteria”). GKF has reviewed and approved the “Site Planning Criteria” and the location of the site.

6.  Site Preparation and Installation of Equipment.

6.1 Hospital, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term (“Hospital Plan”, as set forth on Exhibit 6.1 of this agreement) The Hospital Plan, to the best of GKF’s knowledge comply in all respects with the Site Planning Criteria. With respect to the Hospital Plan, GKF makes no representations regarding the compliance with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection.

The Hospital Plan has been reviewed and approved by GKF and Elekta and all material changes thereto shall be subject to the written approval of GKF and Elekta. Hospital shall provide GKF and Elekta with a reasonable period of time for the review and consideration of all material changes to the Hospital Plan following submission thereof for approval.

6.2 Based upon the Hospital Plan approved by GKF and Elekta, Hospital, at its cost, expense and risk, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom.

6.3 In addition to construction and improvement of the Site, Hospital, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4 Upon completion of construction, the Site shall (a) comply in all material respects with the Hospital Plan and all applicable federal, state and local laws, rules and regulations, and (b) be safe and suitable for the ongoing use and operation of the Equipment during the Term.

6.5 Hospital shall use its reasonable efforts to satisfy its obligations under this Section 6 in a timely manner. Hospital shall provide information to GKF as reasonably requested by GKF concerning site preparation, the progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, Hospital shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above. If the Site is not complete as of the delivery date described in Section 5.1 above plus a sixty (60) day grace period (other than by reasons of force majeure as provided in Section 23.16 below) (the “late completion date”), Hospital shall reimburse GKF for its out-of-pocket financing costs incurred with respect the Equipment at the Bank of America prime interest rate (which rate is sometimes referred to by the Bank as its “reference rate”) plus 2% based upon GKF’s cost of the Equipment for the period between the late completion date and the date that the Site is completed to the extent necessary to allow for the installation, positioning and testing of the Equipment.

6.6 During the Term, Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

6.7 Hospital shall be liable for, and shall indemnify GKF in the manner described in Section 22 below from and against, all damage to the Equipment caused by (a) defects in construction of the Site or in installation or positioning the Equipment at the Site ; (b) defects arising out of materials or parts provided, modified or designed by Hospital for or with respect to the Site, except any defects rising from the Equipment ; (c) negligent or wrongful acts or omissions by Hospital or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the construction and preparation of the Site ; and (d) negligent or wrongful operation of the Equipment at the Site. Further, neither the review and approval of Site plans, specifications and/or positioning plans by GKF and/or Elekta, nor the construction of any other Site preparation, shall relieve Hospital for liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection.

7. Educational Support. Hospital shall provide community education (e.g.,seminars) to physicians concerning the Equipment and Gamma Knife procedures and community education to physicians. Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, GKF and Hospital shall develop a mutually agreed upon educational budget and plan for the succeeding twelve (12) month period of the Term. Once approved, the educational budget and plan shall be implemented by Hospital in accordance with its terms. As funds are expended by Hospital in accordance with the educational budget and plan, Hospital shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, GKF shall reimburse Hospital for fifty percent (50%) of the expenditures up to an annual maximum of Fifty Thousand Dollars ($50,000). It is acknowledged by the parties that such expenses to be reimbursed by GKF as provided in this Section 7 have been included in GKF’s calculation of Hospital’s Lease Payments so as to allow GKF to recover such GKF reimbursed expenses during the Term of this Agreement.

8.  Payment Terms

8.1 Per Procedure Payments. As rent for the lease of the Equipment to Hospital pursuant to this Agreement, Hospital shall pay to GKF the sum as set forth in Exhibit 8 of this Agreement. (the “Lease Payment”). Hospital shall pay the Lease Payment for each “Procedure” that is completed by the Hospital or its representatives or affiliates at the Site, as defined in Section 5.1, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used herein, the term a “Procedure” means any treatment using external, single fraction, conformal radiation, commonly called stereotactic radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum. Hospital’s obligation to make Lease Payments pursuant to this Section shall be expressly limited by Section 8.2, 8.3 and 8.4 hereof.

If no Procedures are performed by Hospital or any other person utilizing the Equipment or any other equipment devices at the Hospital, Hospital shall not owe any Lease Payment to GKF. GKF shall submit an invoice to Hospital on the fifteenth (15th) and the last day of each calendar month (or portion thereof) for the actual number of Procedures performed during the first and second half of the calendar month, respectively. The Hospital shall pay invoices received during the initial three (3) months following the First Procedure Date within sixty (60) days after receipt of such invoices by the Hospital. For invoices received by the Hospital following the initial three (3) months following the First Procedure Date, the Hospital shall pay invoices within thirty (30) days after submission by GKF to Hospital. All or any portion of an invoice which is not paid in full within forty-five (45) days after submission (with respect to invoices provided after the initial three (3) months following the First Procedure Date) or seventy (75) days after submission (with respect to invoices provided during the initial three (3) months following the First Procedure Date) shall bear interest at the rate of the lesser of one percent (1.0%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid rent invoice together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof.

Within ten (10) days after Hospital’s receipt of written request by GKF, GKF shall have the right to audit Hospital’s books and records (including, without limitation, the books and records pertaining to any other radiosurgery equipment or devices) relating solely to the Hospital’s provision of Procedures to verify the number of Procedures that have been performed by Hospital, and Hospital shall provide GKF with access to such books and records; provided that any patient names or identifiers shall not be disclosed. GKF shall not have access to nor shall it directly or indirectly access any “Patient Health Information” as such terms are defined by HIPAA. GKF agrees that it shall execute such documents and agreements as may be reasonably required by Hospital to assure compliance with HIPAA.

In the event a Procedure is not completed due to a technical problem with the Equipment, the Hospital will not be charged a Lease Payment for such Procedure.

8.2 Adjustment to Lease Payment Due to Increase/Decrease in the Reimbursement Rate.

(a) If the “Reimbursement Rate” in effect on any “Reset Date” is fifteen (15%) less than the “Base Rate” (as such quoted terms are defined in Section 8.2(e) below), Hospital shall inform GKF in writing within ninety (90) days after the applicable Reset Date and shall provide GKF with the information used in calculating such Reimbursement Rate. Within thirty (30) days after GKF’s receipt of such notice, the parties shall meet to renegotiate in good faith the Lease Payments payable by Hospital under this Agreement.

In determining the renegotiated Lease Payment, any reduction or increase thereto may or may not be (and is not required to be) in proportion to the reduction to the Reimbursement Rate. Furthermore, any reduction to the Lease Payment will be calculated to provide Hospital with “Operating Income” (as defined below) at a break even level as a result of such reduction (i.e., any reduction shall not exceed the amount required to achieve such “Break Even Level”. The term “Break Even Level” is defined herein as zero dollars ($0) in Operating Income (as defined in Section 8.2(e) hereof) arising from the operation of the Equipment; provided that no Lease Payment reduction shall be imposed that would result in negative Operating Income to GKF in accordance with subsection 8.2(e) below. If the Lease Payment proposed by Hospital would result in negative Operating Income to GKF, then (i) Hospital shall have the recourse to arbitration as provided in Section 8.2(c) below, and (ii) this Agreement shall remain unchanged and in full force and effect until outcome of arbitration, if any.

(b) Each of GKF and Hospital shall permit the other party and its representatives to inspect its books and records pertaining to the Equipment in order to verify such Operating Income. All HIPAA regulations will be applied in the inspection of Hospital’s books and GKF agrees that it shall execute such documents and agreement as may be reasonably required by Hospital to assure compliance with HIPAA.

(c) If the Hospital and GKF are unable to reach an agreement on the new Lease Payment rate, then GKF and Hospital shall within ten (10) days of their failure to reach an agreement in accordance with the last sentence of Section 8.2(a), then GKF and Hospital shall each appoint an arbitrator within ten (10) days of their failure to reach an agreement in accordance with the time frames set forth in Section 8.2(a). Such arbitrators shall appoint a third arbitrator within ten (10) days after their appointment. The arbitrators shall have not less than ten (10) years experience in medical equipment financing, be in good standing with the American Arbitration Association or other comparable organization, and have no prior relationship, attorney/client or otherwise, with any of the parties. The parties shall present all necessary information concerning the dispute to the arbitrators within thirty (30) days following the arbitrator’s appointment. Such arbitrators shall review the information presented by both parties and shall render a decision within thirty (30) days of his of her appointment. The arbitrator’s decision, which shall be made by majority or unanimously, shall be based on a determination of an equitable apportioning of the economic losses resulting to the Hospital as a result of the decrease in the Reimbursement Rate among the Hospital and GKF, and taking into account the capital investment made by the parties. The arbitrators’ decision shall be binding upon the parties and non-appealable. The fees and expenses of the arbitrator shall be shared equally between the parties. The foregoing arbitration procedure shall apply only to disagreements arising from this Section 8.2 and not to any other disputes or disagreements arising from this Agreement.

(d) If the parties mutually agree on a renegotiated Lease Payment or if a renegotiated Lease Payment is determined by the arbitrator as set forth above, then such renegotiated Lease Payment shall become effective on the date that is three (3) months following the applicable Reset Date, and Exhibit 8.2 hereto shall be deemed automatically amended as of such date.

(e) As used in this Section 8.2, (i) the “Reimbursement Rate” means the average aggregate technical component reimbursement for Gamma Knife Procedures received by Hospital from all payor sources in effect as of any Reset Date; (ii) the “Base Rate” means the average aggregate technical component reimbursement for Gamma Knife Procedures received by Hospital from all payor sources in effect on the date which is one (1) year after the First Procedure Date; provided that, if the Lease Payment is renegotiated by the parties at any time or from time-to-time pursuant to this Section 8.2, then, immediately following the implementation of the renegotiated Lease Payment, the Base Rate shall become the Reimbursement Rate in effect as of the Reset Date that immediately precedes the implementation of such renegotiated Lease Payment; (iii) the “Reset Date” means the date which is two (2) years after the First Procedure Date of this Agreement and each annual anniversary date thereafter and (iv) “Operating Income” with respect to either party, means the revenues generated by such party from the Equipment less such party’s corresponding direct operating expenses related to the Equipment, including, without limitation, applicable interest and depreciation expenses on the Equipment and Site improvements, but excluding physician professional fees and direct or indirect administrative overhead expenses.

(f) If the Lease Payment is reduced at any time or from time-to-time pursuant to this Section 8.2, and thereafter, the Reimbursement Rate in effect on any Reset Date increases by fifteen percent (15%) or more over the then-effective Base Rate, then, for each such increase, the Lease Payment shall also be increased in proportion to the percentage increase in the Reimbursement Rate; provided that in no event shall the increased Lease Payment exceed the Lease Payment in effect on the First Procedure Date.

8.3 New Technology. Except for Section 8.3(d) below, this Section 8.3 shall only become applicable (i) on or after the date that is five (5) years after the First Procedure Date (the “Five Year Date”), and (ii) if the average number of Procedures actually performed using the Equipment during the twelve (12) month period immediately preceding the Five Year Date was not less than one hundred fifty (150) Procedures (collectively, the “New Technology Preconditions”). If both of the New Technology Preconditions have been satisfied, the following provisions shall apply:

(a) If at any time on or after the Five Year Date, “New Technology” becomes commercially available to perform Procedures which Hospital desires to purchase or lease, Hospital shall, promptly provide written notice thereof to GKF (the “New Technology Notice”). As used herein, “New Technology” shall mean a treatment modality for providing Procedures which uses medical technology not commercially available as of the First Procedure Date, but which subsequently becomes commercially available.

(b) If, within ninety (90) days following GKF’s receipt of the New Technology Notice, the parties are unable to agree in good faith on the lease payment or sale price or other material terms for the New Technology, Hospital may lease or purchase the New Technology from any other person or entity; provided that, prior to entering into any lease or purchase agreement with another person or entity for the New Technology, Hospital shall first provide written notice to GKF setting forth the equipment to be used, the amount to be paid, the payment of and (if applicable) the term of such proposal transaction (the “Option Notice”). GKF shall have thirty (30) days following its receipt of the Option Notice (the “Option Period”) within which to agree or decline to lease or sell the New Technology to Hospital on the same terms as stated in the Option Notice. If GKF agrees to lease or sell the New Technology to Hospital on the same terms as stated in the Option Notice, GKF shall provide written notice of the same to Hospital, and the parties shall promptly enter into a lease or sale of the New Technology on such terms as stated in the Option Notice. If GKF declines to lease or sell the New Technology to Hospital on the terms as stated on the Option Notice, GKF shall provide written notice of, same to Hospital (or, if GKF fails to provide such written notice, GKF shall be deemed to have declined to lease or sell such New Technology) and Hospital shall have one hundred twenty days (120) days following its receipt of GKF’s notice of declination (the “Post-Option Period”) within which to enter into a lease or purchase of the New Technology in accordance with the terms of the Option Notice. Hospital shall provide GKF with a certification of its officer promptly following the full execution of such lease or purchase agreement which certification shall set forth that Hospital has entered into a lease or purchase agreement for the New Technology which lease or purchase agreement contains the terms set forth in the Option Notice, as well as any and all additional terms not noted in the Option Notice and contains no additional substantive terms not stated in the Option Notice. If Hospital does not enter into a lease or purchase agreement for the New Technology containing the terms substantially similar to the terms set forth in the Option Notice within the Post-Option Period, or if any of the terms set forth in the Option Notice are supplemented, deleted, changed or otherwise modified in any way, the process of requiring a new Option Notice, Option Period and Post-Option Period shall be repeated in accordance with the terms set forth in this Section 8.3(b)

(c) From and after the date on which the Hospital first uses the New Technology, Hospital will not be obligated to pay Lease Payments to GKF for Procedures that are performed on the New Technology. In consideration for the foregoing concession made by GKF, Hospital agrees to guarantee a minimum payment (the “Minimum New Technology Payment”) to GKF for each 365-day period during the Term of this Agreement commencing from and after the date on which the first procedure is performed on the New Technology, the New Technology order date (each such 365-day period is referred to as a “New Technology Payment Period”). The Minimum New Technology Payment shall be equal to the Lease Payment then in effect multiplied by seventy-five (75). Thus, for each New Technology Payment Period, GKF shall be entitled to the greater of: (a) the Lease Payment then in effect, multiplied by the number of Procedures that are performed using the Equipment and any other equipment or devices (other than the New Technology) during such New Technology Payment Period, or (b) the Minimum New Technology Payment (the “New Technology Lease Payment”). The foregoing shall apply irrespective of whether 75 Procedures are actually performed using the Equipment during the New Technology Payment Period, and/or whether the New Technology is acquired by Hospital through purchase or lease (from GKF or any other entity). To the extent applicable, within thirty (30) days following the close of each New Technology Payment Period, Hospital shall pay to GKF the shortfall between the Lease Payments made to GKF during such New Technology Payment Period and the Minimum New Technology Payment.

(d) Nothing set forth in this Section 8.3 shall be deemed or construed to prohibit the purchase or lease by Hospital of any New Technology at any time prior to or after the Five Year Date or otherwise require the Hospital to comply with Section 8.3 (a) or (b). Subject to Section 8.4(b) below, if Hospital purchases or leases any New Technology without first having satisfied all of the New Technology Preconditions, then, Hospital’s obligation set forth in Section 8.1 above to pay Lease Payments for all Procedures, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices, including, without limitation, the New Technology, shall remain in full force and effect until the expiration or termination of this Agreement.

8.4 Obsolescence.

(a) If at any time on or after the Five Year Date, should the Equipment at any time be deemed to be obsolete (as determined in accordance with Section 8.4(d) below), the Hospital shall only be required to pay GKF the greater of the following : (i) the then current Lease Payment (as may be modified on each Reset Date as set forth in Section 8.2) for each Procedure performed on the Equipment, or (ii) an amount, on an annual basis, equal to seventy-five (75) multiplied by the then effective Lease Payment ( as may be modified on each Reset Date as set forth in Section 8.2). Payments owed under clause (ii) of the immediately prior sentence shall be paid by the Hospital within thirty (30) days following each annual anniversary of the date on which the first Procedure is performed on new equipment after it was determined that the Equipment is obsolete.

Notwithstanding the foregoing, in the event the Equipment is deemed to be obsolete hereunder, if GKF and the Hospital enter into an agreement whereby GKF provides Alternative Equipment to the Hospital, then from and after the date on which the Hospital first uses the Alternative Equipment provided by GKF, the Hospital’s payment obligation shall be limited to the Hospital’s obligation to pay GKF an equal amount to (i) the then effective Lease Payment (as may be modified on each Reset Date as set forth in Section 8.2) for those Procedures performed using the Equipment plus (ii) the payments required to be made for the use of the Alternative Equipment in accordance with the agreement governing such Alternative Equipment between the Hospital and GKF.

(b) Notwithstanding the foregoing, if the Equipment becomes obsolete on or after the Five Year Date, and Hospital has already purchased or leased (or subsequently purchases or leases) New Technology, the Obsolescence Lease Payment shall supersede Hospital’s obligation to pay Lease Payments for all Procedures (whether performed on the Equipment or on any other equipment or devices, including, without limitation, the New Technology).

(c) If at any time on or after the Five Year Date, the Equipment becomes obsolete as determined above, GKF shall have the option in its sole discretion to terminate this Agreement by giving a written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice. In the event GKF elects to terminate the Agreement based on such obsolescence, GKF will be responsible at its sole cost and expense for removing the Equipment and transporting it from the Hospital.

(d) A determination as to whether the Equipment is obsolete may be requested in writing by Hospital at any time on or after the Five Year Date and not more than once during any twelve-month period commencing from the Five Year Date. The Equipment shall be deemed to be obsolete if it is determined that another piece of equipment (but not a combination of different types of equipment) is more medically appropriate to use than the Equipment to perform Procedures to treat 65% or greater of the following indications : metastatic brain tumors (solitary and multiple), meningiomas, arteriovenous malformations, acoustic neuromas, pituitary tumors, craniopharyngiomas, gliomas, glioblastomas, nasopharyngeal carcinomas, ocular melanomas and trigeminal neuralgia. If GKF does not agree that the Equipment is obsolete, it shall, within ten (10) days following its receipt of such request, notify the other party in writing of the same. Within (10) ten days thereafter, each party shall designate a practicing neurosurgeon or radiation oncologist who shall have not less than ten (10) years experience in the performance of radiosurgical procedures using various radiosurgical devices, including the Gamma Knife. Within ten (10) days of such designation, each such designee shall mutually agree upon and designate a third neurosurgeon or radiation oncologist having the same qualifications as described above and who shall have no relationship or medical staff privileges with either Hospital, GKF or any of GKF’s members. The three designated physicians shall have thirty (30) days within which to determine whether the Equipment is obsolete based on the standard set forth above in this subsection (d). Any determination of obsolescence must state in writing that the Equipment is obsolete reciting the standard set forth above in this subsection (d), and must be signed by each designee. The determination of two of the three designated physicians shall be required to determine whether the Equipment is obsolete. Each party shall pay their own costs or expenses incurred in connection with any determination under this Section 8.4(d).

9.  Use of the Equipment.

9.1 The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which, in the reasonable opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable.

9.2 This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

9.3 During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Lease or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at Hospital’s cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

9.4 At Hospital’s cost and expense, Hospital shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, (c) give GKF immediate written notice of any matter described in clause (b), and (d) in the manner described in Section 22 below indemnify GKF harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.

10. Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:

10.1 Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Hospital shall maintain a minimum of one (1) Gamma Knife trained team comprised of one (1) neurosurgeon, one (1) radiation oncologist and one (1) physicist. Hospital will use its reasonable efforts to maintain two teams. In the event the Hospital experiences the loss of physician teams on staff, Hospital will utilize Locum Tenens or temporary physicians (in the same specialty as the replaced physicians) to be trained to operate the Equipment and cover in the interim period. In the Hospital shall be provided with six (6) Elekta Gamma Knife training slots for the training of its two Gamma Knife teams. All travel and entertainment expenses related to training are the responsibility of the Hospital. The Gamma Knife shall be available for use by all credentialed neurosurgeons and radiation oncologists. GKF will provide assistance with additional physicians training on the Equipment as mutually agreed upon by Hospital and GKF.

10.2 Direct, supervise and administer the provision of all services relating to the performance of Procedures utilizing the Equipment in accordance with all applicable laws, rules and regulations.

10.3 Keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2 Cause Hospital to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement.

11.3 Restrictive Convenant

(a) During the initial three (3) year period following the First Procedure Date, none of GKF or American Shared Radiosurgery Services (“ASRS”) shall directly or indirectly, within Westchester County lease, sell and/or otherwise own any interest in any Gamma Knife system, whether directly or as a shareholder, partner, equity holder, manager or otherwise

(b) GKF and ASRS acknowledge that: (i) the terms contained in this Section are necessary for the commercially reasonable and proper protection of the Hospital’s interests including without limitation, the Hospital’s substantial investment in the construction and improvement of the Site to accommodate the installation of the Equipment; (ii) each and every covenant and restriction contained in this Section is reasonable in respect of such matter, length of time and geographical area; and (iii) the Hospital is relying on the representations of the parties contained in this Section that they shall abide by and be bound by each of the aforesaid covenants and restrictions.

(c) If any court or tribunal of competent jurisdiction determines that the duration, geographical limit or any other aspect of the provisions of this Section is unenforceable in accordance with its terms in a particular jurisdiction, the provisions of this Section shall not terminate, but shall be deemed amended to the extent required to render them valid and enforceable in such jurisdiction and such court or tribunal is hereby authorized and directed to amend this Agreement only to the extent that such court or tribunal determines such an amendment is necessary to make it valid and enforceable in said jurisdiction.

(d) Each of GKF and ASRS further agree that damages at law would be an insufficient remedy for the Hospital in the event that any of them violate the provisions of this Section, and that the Hospital shall be entitled to, among other remedies, make an application to a court of competent jurisdiction to obtain injunctive relief. Nothing contained herein shall be construed as prohibiting the Hospital from pursuing any other remedies available to the Hospital for a breach or threatened breach of the provisions of this Section, including the recovery of damages from any of GKF and/or ASRS.

(e) The unsuccessful party in judicial proceedings to enforce its rights under this Section shall reimburse the successful party for the reasonable legal fees, costs and disbursements which it incurs as a result of such proceedings.

(f) The restrictive covenants contained in this Section shall automatically terminate and be of no further force and effect upon the termination of this Agreement for any reason.

12.  Maintenance of Equipment; Damage or Destruction of Equipment.

12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) maintain in full force and effect a Service Agreement with Elekta and any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment under this Section 12. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.

12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations. GKF will comply with HIPPA patient privacy regulations.

12.3 Hospital shall be liable for, and in the manner described in Section 22 below shall indemnify GKF from and against, any damage to or destruction of the Equipment caused by the misuse, improper use or wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, contractors and physicians. In the event the Equipment is damaged as a result of the misuse, improper use, or other wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, contractors and physicians, to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF promptly upon written request together with interest thereon at the rate of one (1.0%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by GKF in collecting such amount from Hospital. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.

12.4 If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired (a) GKF, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, and (b) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof. In the event the Hospital is unable to use the equipment after providing written notice to GKF as set forth in this section, the Hospital shall not be obligated to pay any Lease Payment to GKF for Procedures not provided on the Equipment until GKF has remedied the problems set forth in the written notice.

13. Alterations and Upgrades to Equipment.

13.1 Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.

13.2 The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Hospital. In the event GKF and Hospital agree to reload the Cobalt-60 source (i.e., in approximately the seventh (7th) year of the Term), and GKF pays the costs associated therewith, notwithstanding any provisions to the contrary herein, the initial Term shall be automatically extended for a period of two (2) years. It is the intent of the parties that GKF shall be responsible for Equipment related costs and expenses and that Hospital shall be responsible for Site related costs and expenses for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source that are mutually agreed upon by GKF and Hospital. GKF shall be responsible for upgrading the Gamma Knife to its most current version or at least to within one release of the current version. In the event Equipment is upgraded, Hospital and GKF will mutually agree to extend the term of contract and/or increase the fee per procedure rate to offset the additional expense to GKF.

14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), GKF may assign its interest under this Agreement as security for the financing. Hospital’s interest under this Agreement shall be subject to the interests of the Lender.

15. Equipment Operational Costs. Except as otherwise expressly provided in this Agreement, Hospital shall be responsible and liable for all costs and expenses incurred, directly or indirectly, in connection with the operation and use of the Equipment during the Term, including, without limitation, the costs and expenses required to provide trained physicians, professionals, and technical and support personnel, supplies and other items required to properly operate the Equipment and perform Gamma Knife procedures.

16. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may pay all or any part of such taxes, in which event the amount paid by GKF shall be promptly payable by Hospital to GKF upon written request together with interest thereon at the rate of at the rate of one percent (1.0%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by GKF in collecting such amount from Hospital.

17. No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital’s intended purposes and is good working order, condition and repair. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of GKF, Hospital may, in GKF’s name, but at Hospital’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the delivery, installation or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing. GKF will enforce any warranties provided to it by Elekta.

18. Termination for Economic Justification. If, following the initial twenty four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, based upon the utilization of the Equipment within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice. In the event GKF exercises this Economic Justification clause or terminates the Agreement for any reason other than that the Hospital is in breach of the Agreement, GKF will be responsible at its sole cost and expense for removing the Equipment and transporting it from the Hospital.

19.  Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:

19.1 Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Hospital: or shall automatically terminate unless extended by the Hospital in writing.

19.2 At the end of the Term, the Hospital shall have the option to extend the Term of the Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and the Hospital. Should the Hospital not exercise such option, this Agreement shall automatically terminate. The Hospital shall exercise such option by giving an irrevocable written notice thereof to GKF at least nine (9) months prior to the expiration of the initial term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and GKF and Hospital can agree upon the terms of the extension. If Hospital fails to exercise the option granted herein at least nine (9) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Hospital exercises the option set forth in the first sentence of this Section 19 and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term. At the end of the term, this Agreement shall automatically terminate unless it is extended upon the written agreement of GKF and Hospital.

20.  Events of Default by Hospital and Remedies.

20.1 The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):

20.1.1 Hospital fails to pay any rent payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the rent payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

20.1.2 Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

20.1.3 Hospital fails to observe or perform any of its material covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

20.1.4 Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

20.1.5 Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

20.1.6 Hospital is suspended or terminated from participation in the Medicare program.

20.2 Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:

20.2.1 By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment to GKF, all at Hospital’s sole cost and expense.

20.2.2 Recover from Hospital as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future rent payments to be made by Hospital to GKF through the end of the Term discounted at the annual rate of nine percent (9%), which liquidated damages shall become immediately due and payable. Notwithstanding the foregoing, if the Event of Default occurs at any time after the fifth (5th) anniversary of the First Procedure Date, then, the liquidated damages shall be an amount equal to the present value of the unpaid estimated future rent payments to be made by Hospital to GKF for a two (2) year period commencing from and after the date on which the subject Event of Default occurred, or through the end of the Term, whichever time period is less, the sum of which payments shall be discounted at the annual rate of nine percent (9%) and shall be immediately due and payable in full. The unpaid estimated future lease payments shall be based on the prior twelve (12) months rent payments made by Hospital to GKF hereunder with an annual five (5%) percent increase thereof through the end of the Term or the two (2) year measuring period, as the case may be. Hospital and GKF acknowledge that the liquidated damages formula set forth in this Section 20.2.2 constitutes a reasonable method to calculate GKF’s damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement. The liquidated damages remedy available under this Section 20.2.2 shall apply if and only to the extent an Event of Default has occurred under Sections 20.1.1 and/or 20.1.2 above.

20.2.3 Sell, dispose of, hold, use or lease the Equipment, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF).

20.2.4 Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

20.2.5 In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable attorneys fees, costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF’s remedies.

20.3 Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all accrued and unpaid rent payments and other sums owing under this Agreement. In the event that Hospital shall pay the liquidated damages referred to in Section 20.2.2 above to GKF, GKF shall pay to Hospital promptly after receipt thereof all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all costs and expenses, including reasonable attorneys fees and costs, incurred by GKF as a result of the Event of Default), said amount never to exceed the amount of the liquidated damages paid by Hospital. However, Hospital acknowledges that GKF shall have no obligation to sell the Equipment. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

21.  Insurance.

21.1 During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. Hospital shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

21.2 During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general liability and professional liability insurance policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Hospital or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by Hospital. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Subject to compliance with the requirements set forth in this section, the general liability and professional insurance may be insured through Hospital’s self-insurance program.

21.3 During the construction of the Site and prior to the First Procedure Date, Hospital, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 21.2 above and which names GKF as an additional insured party. The policy to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF prior to the commencement of any construction at the Site.

21.4 During the Term, Hospital shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

22.  Indemnification.

22.1 Hospital shall indemnify, defend, protect and hold GKF and its members, managers, officers, employees, agents and contractors (collectively “GKF”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by GKF (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by Hospital to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement or in the LGK Agreement; (b) the use and operation of the Equipment during the Term; (c) the design, construction and preparation of the Site by Hospital or the maintenance of the Site during the Term by Hospital; (d) Damages to the Equipment from the defective, faulty or improper design, construction or preparation of the Site or the installation and positioning of the Equipment; (e) Damages to the Equipment (including any Damages arising out of or related to violations by Hospital, its agents, officers, physicians, employees or contractors of the Service Agreement) caused by the negligent or wrongful acts or omissions of Hospital, its agents, officers, physicians, employees or contractors (in the event the Equipment is destroyed or rendered unusable, subject to Section 22.6 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); and (f) the events or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Hospital agrees to indemnify Elekta thereunder. The Hospital shall not indemnify GKF for any costs, expenses, losses, etc. incurred by GKF arising out of the Hospital’s compliance with the Site Planning Criteria provided by GKF, instructions from GKF concerning the use of the Equipment or any instructions from GKF concerning the repair and maintenance of the Equipment.

22.2 Upon the occurrence of an event for which GKF is entitled to indemnification under this Agreement, GKF shall give written notice thereof to Hospital setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 22.3 below), the matter shall be subject to Section 22.3 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after GKF’s written notice is given, Hospital either shall acknowledge in writing to GKF its obligation to indemnify hereunder and pay the Damages in full to GKF or dispute its obligation to indemnify in a written notice delivered to GKF. If Hospital disputes the obligation to indemnify, the parties shall meet and negotiate in good faith to mutually resolve the disagreement regarding indemnification.

22.3 GKF shall give written notice to Hospital as soon as reasonably possible after it has knowledge of any third party claim or legal proceedings (“Third Party Claim”) for which GKF is entitled to indemnification under this Section 22. Hospital shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by GKF (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after GKF’s written notice is given to Hospital, acknowledge in writing to GKF its obligation to indemnify GKF in accordance with the terms of this Agreement. If Hospital fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify GKF, GKF may assume the defense of the Third Party Claim in the manner described in Section 22.4 below. GKF shall cooperate with Hospital in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which GKF is a party shall be subject to the express written approval of GKF, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of GKF from all Damages arising out of the Third Party Claim. GKF, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on GKF.

22.4 If Hospital fails to promptly assume the defense of any Third Party Claim, GKF may assume the defense of the Third Party Claim with legal counsel selected by GKF, all at Hospital’s cost and expense. The defense of an action by GKF under this Section 22.4 shall not impair, limit or otherwise restrict Hospital’s indemnification obligations arising under this Section 22 or GKF’s right to enforce such obligations.

22.5 The indemnity obligations under this Section 22 shall survive the termination of this Lease with respect to events occurring during or relating to the Term.

22.6 The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by GKF or Hospital. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a “reservation of rights”, the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.

22.7 Hospital and GKF each hereby covenants and agrees that it will defend, indemnify and hold the other party and their respective officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof and the commencement of the Program; (ii) any obligation or liability arising from services provided under this Agreement or in connection with the Program by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party. The obligations of the parties under this Section survive the expiration or earlier termination of this Agreement.

22.8 Any party that intends to enforce an indemnity obligation under this Agreement shall give the indemnifying party written notice of any claim promptly after such claim is made, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnified party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this Section 22 resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party’s sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

23.  Miscellaneous.

23.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Hospital shall not assign this Agreement or any of its rights hereunder or sublease the Equipment without the prior written consent of GKF, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve Hospital of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without GKF’s prior written consent shall be null, void and of no force or effect.

23.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

23.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

23.4 Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

23.5 Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

23.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

23.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

23.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

23.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of New York applicable to agreements made and to be performed in that State. The venue shall be in New York Courts in Westchester County without regard to conflict of law rules.

23.10 Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

23.11 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

23.12 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

23.13 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

23.14 Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa
Chief Executive Officer
GK Financing, LLC
Two Embarcadero Hospital,
Suite 2370 San Francisco, CA 94111

To Hospital:	Warren Geller Administration
Northern Westchester
Hospital Center 400
East Main Street
Mt. Kisco, NY 10549

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

23.15  Special Provisions Respecting Medicare and Medicaid Patients

23.15.1 Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v) (1) (I) of the Social Security Act.

23.15.2 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

23.16 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“GKF”	GK Financing, LLC,
a California limited liability company

By: /s/ Craig K. Tagawa
Craig K. Tagawa,
Chief Executive Officer

“Hospital”	Northern Westchester Hospital Center,

By: /s/ Joel Seligman
Joel Seligman
President & CEO

Exhibit 8

As rent for the lease of the Equipment to Hospital pursuant to this Agreement, Hospital shall pay to GKF the sum of $8,500 for each Gamma Knife Procedure one (1) through and including Procedure one hundred (100) and Seven thousand seven hundred fifty dollars ($7,750.00) for each procedure one hundred one (101) through and including one hundred fifty (150) and Seven thousand dollars ($7,000.00) for each Procedure greater the one hundred fifty (150) preformed by Hospital or its representatives or affiliates. The calculation for the number of Procedures will run in twelve (12) month cycles starting with the First Procedure Date. Each twelve-month period following the First Procedure Date will begin calculating Procedures from zero (0).

“GKF”	GK Financing, LLC,
a California limited liability company

By: /s/ Craig K. Tagawa
Craig K. Tagawa,
Chief Executive Officer

“Hospital”	Northern Westchester Hospital Center,

By: /s/ Joel Seligman
Joel Seligman
President & CEO

HIPAA BUSINESS ASSOCIATE ADDENDUM

This Addendum, dated as of March 21, 2003 (“Addendum”), supplements and is made a part of the Services Agreement (as defined below) by and between Northern Westchester Hospital Center (“Covered Entity”) and GK Financing, LLC (“Business Associate”).

WHEREAS, Covered Entity and Business Associate are parties to the Service Agreement pursuant to which Business Associate provides certain services to Covered Entity. In connection with Business Associate’s services, Business Associate creates or receives Protected Health Information from or on behalf of Covered Entity, which information is subject to protection under the Federal Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”) and related regulations promulgated by the Secretary (“HIPAA Regulations”).

WHEREAS, in light of the foregoing and the requirements of the HIPAA Regulations, Business Associate and Covered Entity agree to be bound by the following terms and conditions:

1.	Definitions.

1. General. Terms used, but not otherwise defined, in this Addendum shall have the same meaning as those terms in the Privacy Rule.

2. Specific.

a.	Individual. “Individual” shall have the same meaning as the term “individual” in 45 CFR 164.501 and shall include a person who qualifies as a personal representative in accordance with 45 CFR 164.502(g).

b.	Privacy Rule. “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR part 160 and part 164, subparts A and E.

c.	Protected Health Information. “Protected Health Information” shall have the same meaning as the term “protected health information” in 45 CFR 164.501, limited to the information created or received by Business Associate from or on behalf of Covered Entity.

d.	Required By Law. “Required by Law “shall have the same meaning as the term “required by law” in 45 CFR 164.501.

e.	Secretary. “Secretary” shall mean the Secretary of the Department of Health and Human Services or his designee.

f.	Services Agreement. “Services Agreement” shall mean any present or future agreements, either written or oral, between Covered Entity and Business Associate under which Business Associate provides services to Covered Entity which involve the use or disclosure of Protected Health Information.

2.	Obligations and Activities of Business Associate.

a.	Use and Disclosure. Business Associate agrees to not use or disclose Protected Health Information other than as permitted or required by the Services Agreement or as Required By Law.

b.	Appropriate Safeguards. Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by the Services Agreement. Without limiting the generality of the foregoing, Business Associate agrees to protect the integrity and confidentiality of any Protected Health Information it electronically exchanges with Covered Entity.

c.	Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Addendum.

d.	Reporting. Business Associate agrees to report to Covered Entity any use or disclosure of the Protected Health Information not provided for by the Services Agreement of which it becomes aware.

e.	Agents. Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Addendum to Business Associate with respect to such information.

f.	Access to Designated Record Sets. To the extent that Business Associate possesses or maintains Protected Health Information in a Designated Record Set, Business Associate agrees to provide access, at the request of Covered Entity, and in the time and manner designated by the Covered Entity, to Protected Health Information in a Designated Record Set, to Covered Entity or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 CFR 164.524.

g.	Amendments to Designated Record Sets. To the extent that Business Associate possesses or maintains Protected Health Information in a Designated Record Set, Business Associate agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 CFR 164.526 at the request of Covered Entity or an Individual, and in the time and manner designated by the Covered Entity.

h.	Access to Books and Records. Business Associate agrees to make internal practices, books, and records, including policies and procedures and Protected Health Information, relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity available to the Covered Entity, or to the Secretary, in a time and manner designated by the Covered Entity or designated by the Secretary, for purposes of the Secretary determining Covered Entity’s compliance with the Privacy Rule.

i.	Accountings. Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528.

j.	Requests for Accountings. Business Associate agrees to provide to Covered Entity or an Individual, in the time and manner designated by the Covered Entity, information collected in accordance with Section 2.i. of this Addendum, to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528.

3.	Permitted Uses and Disclosures by Business Associate.

a.	Services Agreement. Except as otherwise limited in this Addendum, Business Associate may use or disclose Protected Health Information to perform functions, activities, or services for, or on behalf of, Covered Entity as specified in the Services Agreement, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity.

b.	Use for Administration of Business Associate. Except as otherwise limited in this Addendum, Business Associate may use Protected Health Information for the proper management and administration of the Business Associate or to carry out the legal responsibilities of the Business Associate.

c.	Disclosure for Administration of Business Associate. Except as otherwise limited in this Addendum, Business Associate may disclose Protected Health Information for the proper management and administration of the Business Associate, provided that disclosures are Required by Law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required by Law or for the purpose for which it was disclosed to the person, and the person notifies the Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached.

4.	Permissible Requests by Covered Entity. Except as set forth in Section 3 of this Addendum, Covered Entity shall not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule if done by Covered Entity.

5.	Miscellaneous.

a.	Regulatory References. A reference in this Addendum to a section in the Privacy Rule means the section as in effect or as amended.

b.	Amendment. The Parties agree to take such action as is necessary to amend the Services Agreement from time to time as is necessary for Covered Entity to comply with the requirements of the Privacy Rule and HIPAA.

c.	Survival. The respective rights and obligations of Business Associate under Section 5.c. of this Addendum shall survive the termination of the Services Agreement.

d.	Interpretation. Any ambiguity in this Addendum shall be resolved to permit Covered Entity to comply with the Privacy Rule.

e.	Indemnity. Business Associate agrees to indemnify, defend and hold harmless Covered Entity and its employees, directors/trustees, members, representatives and agents (collectively, the “Indemnitees”) from and against any and all claims (whether in law or in equity), obligations, actions, causes of action, suits, debts, judgments, losses, fines, penalties, damages, expenses (including attorney’s fees), liabilities, lawsuits or costs incurred by the Indemnities which arise or result from a breach of the terms and conditions of this Agreement by Business Associate or its employees or agents.

f.	Miscellaneous. The terms of this Addendum are hereby incorporated into the Services Agreement. Except as otherwise set forth in Section 6.d. of this Addendum, in the event of a conflict between the terms of this Addendum and the terms of the Services Agreement, the terms of this Addendum shall prevail. The terms of the Agreement which are not modified by this Addendum shall remain in full force and effect in accordance with the terms thereof. The Services Agreement together with this Addendum constitutes the entire agreement between the parties with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date set forth above.

NORTHERN WESTCHESTER HOSPITAL CENTER	GK FINANCING, LLC

By:	/s/ Joel Seligman	By:	/s/ Craig K. Tagawa
Name:	Joel Seligman	Name:	Craig K. Tagawa
Title:	President & CEO	Title:	CEO